UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         October 19, 2007
Date of Report (Date of earliest event reported):

PURE BIOSCIENCE
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	33-0530289 (IRS Employer Identification No.)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices)

(619) 586 8600
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

On October 19, 2007 the Company sold 1,667,596 unregistered securities units to accredited investors at $5.03 per unit.  Each unit consisted of one share of PURE Bioscience common stock and one quarter of a five-year warrant to purchase PURE Bioscience common stock at $7.17 per share.  A total of 419,394 such five-year warrants were issued to the investors.  The offering purchase price represented an approximate 11% discount to the average closing price of the trailing ten days ending October 18, 2007.  The aggregate of shares sold represent approximately 6.7% of the prior outstanding shares.  The net proceeds to the Company were approximately $7.72 million.  A five-year warrant to purchase 167,776 shares of common stock at $8.60 per share was issued to Taglich Brothers, Inc. as the placement agent.  The net proceeds will be allocated to business development, research and development, working capital and other general corporate purposes.

The Company has agreed to file a registration statement with the Securities and Exchange Commission within ninety days of the closing for purposes of registering the resale of the common stock issued and sold in the private placement and the shares underlying the warrants issued to both the investors and the placement agent.

With respect to the unregistered sales made, the Company relied on Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered to sophisticated, accredited investors who were provided all of the current public information available on the Company.

The above description, which summarizes the material terms of the Placement Agreement and Warrant, is not complete. Please read the full text of the Placement Agreement and Warrant, which have been filed with the Securities and Exchange Commission as Exhibits to this Current Report.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits

4.4	Investor Warrant
4.5	Placement Agent Warrant
10.14	Placement Agent Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 25, 2007

PURE BIOSCIENCE

/s/ MICHAEL L. KRALL
Michael L. Krall, Chief Executive Officer